Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198975

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated November 13, 2014

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 13, 2014)

Covenant Transportation Group, Inc.

2,200,000 shares

Class A common stock

We are offering 2,200,000 shares of our Class A common stock.

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “CVTI.” On November 12, 2014, the last reported sales price of our Class A common stock was $22.79 per share.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and those in the accompanying prospectus for a description of certain risks and uncertainties you should consider in evaluating an investment in our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 330,000 shares of our Class A common stock on the same terms set forth above. The underwriters expect to deliver the shares of our Class A common stock to purchasers on or about                   , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers
Stephens Inc.	BB&T Capital Markets
Co-Managers
Avondale Partners	Cowen and Company	Wolfe Research Securities

The date of this prospectus supplement is                   , 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement and the documents incorporated by reference herein, which describes the specific terms of this offering of our Class A common stock. The second part is the accompanying prospectus and the information incorporated by reference therein, which gives more general information, some of which may not apply to our Class A common stock or this offering. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus is accurate as of any date other than the respective dates thereof, or that the information contained in any document incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security.  Our business, financial condition, and results of operations may have changed since then.

You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement, before you invest.  These documents contain information you should consider before making your investment decision.

In this prospectus supplement, “Covenant,” the “Company,” “we,” “us,” “our,” and similar terms refer to Covenant Transportation Group, Inc. and its direct and indirect subsidiaries that are part of the consolidated group for financial reporting purposes, except where the context otherwise requires or as otherwise indicated. References to our “Class A common stock” refer to the Class A common stock of Covenant Transportation Group, Inc.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The estimates of market share and industry data and forecasts included in or incorporated by reference into this prospectus supplement and the accompanying prospectus have been obtained from industry publications and surveys. We believe the information contained in these industry publications and surveys and forecasts to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference contain certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  All statements other than statements of historical fact included or incorporated in this prospectus supplement or the accompanying prospectus, including statements regarding the financial position, strategic plan and other plans, future industry characteristics, fourth quarter 2014 expectations, growth expectations, and objectives for our future operations, among others, are forward-looking statements. Such statements may be identified by their use of terms or phrases such as “may,” “could,” “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Although we believe that such forward-looking statements are based on reasonable assumptions, we give no assurance that our expectations will in fact occur. For examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, see “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

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SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our Class A common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference into this prospectus supplement and the accompanying prospectus, carefully.

Our Company

We are one of the leading providers of truckload transportation and related services in North America.  Truckload services typically involve transporting a full trailer of freight for a single customer from origin to destination without intermediate stops or handling.  We concentrate on market sectors where we believe our capacity in relation to sector size and our operating proficiency can make a meaningful difference to customers.  The primary sectors in which we operate are as follows:

●
Expedited / Linehaul: In our expedited / linehaul business, we operate approximately 1,080 tractors, approximately 620 of which are driven by two-person driver teams.  Our expedited operations primarily involve high service freight with delivery standards, such as 1,000 miles in 22 hours, or 15-minute delivery windows, that are difficult for competitors to satisfy with solo-driven tractors or rail-intermodal service.  Our expedited services often involve high value, high security, or time-definite loads for integrated global freight companies, less-than-truckload carriers, manufacturers, and retailers. We believe we are one of the five largest team expedited providers, and that growth in omni-channel, organic food, manufacturing, and e-commerce freight make this an attractive sector.

●
Temperature-Controlled: In our temperature-controlled business, we operate approximately 1,080 tractors, approximately 220 of which are driven by two-person driver teams, and also offer intermodal service in longer haul lanes.  The temperature-controlled sector includes fresh and frozen foods, pharmaceuticals, cosmetics, and other freight where extreme heat or cold could cause damage.  We believe we are among the ten largest temperature-controlled providers, and that factors such as United States population growth, increasing consumer preference for fresh and organic produce, and demographic trends requiring more pharmaceuticals make this an attractive sector.

●
Dedicated: In our dedicated contract business, we operate approximately 445 tractors, approximately 15 of which are driven by two-person driver teams, primarily for manufacturers located in the southeastern United States.  The dedicated sector typically involves longer-term contracts that allocate a specified number of tractors and trailers to a specific customer, with fixed and variable compensation.  Many of our dedicated contract customers are automotive companies or tier one suppliers to the auto industry, with high service standards. We believe this sector is growing because of an improved manufacturing environment in the United States, particularly in the Southeast, customer concerns about trucking capacity, and a need for dependable service at plants.

●
Capacity Provider Solutions and Services / Equipment Sales and Leasing: We primarily provide freight brokerage capacity to customers when the freight does not fit our network or profitability requirements. In addition, we participate in the market for used equipment sales and leasing through our 49% ownership of Transport Enterprise Leasing, LLC (“TEL”), and we assist current and potential capacity providers improve their cash flows through secure invoice factoring services.  We believe this suite of services links our interests with those of our customers and current and potential third party capacity providers.  We intend to expand our presence in these sectors, which we believe offer attractive growth opportunities with a lower capital investment than our asset-based truckload operations.

We operate a relatively new tractor fleet and employ sophisticated truck technology that enhances our operational efficiencies and our drivers’ safety.  Our company-owned tractor fleet has an average age of approximately 1.7 years, which compares favorably to an average U.S. Class 8 tractor age of approximately 6.5 years in 2013. Some of the technologies we employ include the following: (1) freight optimization software that can perform sophisticated analyses of profitability and other measures on each customer, route, and load; (2) routing software that selects the best route, identifies fuel stops, and warns of deviations from routing instructions; (3) a tracking and communications system that permits direct communication between drivers and fleet managers, as well as constant location and delivery updates; (4) electronic logging devices in all of our tractors; (5) aerodynamics and other fuel efficiency systems that have significantly improved fuel mileage; and (6) safety technology, including rollover stability control, collision mitigation, and lane-change warning.  We believe our modern fleet lowers maintenance costs, improves fuel mileage, improves safety, contributes to better customer service, and assists with driver retention.

Our Industry

We have one reportable segment, our asset-based truckload services. Our truckload segment comprised approximately 93%, 95%, and 95% of our total freight revenue in 2013, 2012, and 2011, respectively. Truckload is the largest segment of the for-hire ground freight transportation market based on revenue, surpassing the combined market size of less-than-truckload, railroad, intermodal, and parcel delivery combined.  The truckload market is further segmented into sectors such as regional dry van, temperature-controlled van, flatbed, dedicated contract, expedited, and irregular route.

Our industry is subject to dynamic factors that significantly affect our operating results.  These factors include the availability of qualified truck drivers, the volume of freight in the sectors we serve, the price of diesel fuel, and government regulations that impact productivity and costs.  Recently, our industry has experienced increased freight volumes, scarcity of qualified truck drivers, and new regulations that limit productivity.  These factors have contributed to an environment of tight trucking capacity and rising freight rates for many trucking companies, including us.  Based on our assessment of future regulatory changes, driver demographics, and expected growth rates of our major customers and sectors, we expect a favorable pricing environment to continue for the next several years, offset in part by higher driver pay and other inflationary costs.  We believe large and diversified companies, like ourselves, are best positioned to capitalize on the current industry environment, because we can offer significant capacity commitments to major customers, safe and comfortable new equipment to drivers, and optimized routing and other business analytics to make the most of our drivers’ federally limited operating hours.

Our Strategy

The key elements of our strategic plan are as follows:

●
Organizational Excellence and Entrepreneurial Spirit. We have re-aligned our management team, added talent, and implemented best practices in part through using Franklin Covey’s Four Disciplines of Execution® to bring a new focus to metrics, accountability, and incentive compensation.  Through multiple programs recognizing individual initiative, we have also been instilling an ownership culture throughout our company.  We also implemented a single enterprise management system across all subsidiaries to improve visibility and coordination of customers, operations, and financial activities.

●
Focus on the Driver. Drivers are the lifeblood of our company and our industry.  We employ a broad range of safety, lifestyle, compensation, equipment technology, and personal recognition methods to convey our respect and appreciation for our drivers and to improve their careers.  A portion of these techniques involve sophisticated analytics to identify likely candidates, match teams, evaluate recruiting spending, deliver training content to drivers, and design tractor specifications.  Over the past three years, our driver turnover percentage has improved toward the industry average after starting significantly higher.

●
Focus on the Customer Experience. Our mission statement begins:  “CTG’s mission is to be a problem solver for every customer…”  We offer premium service in sectors where we can make a difference, and we use our brokerage subsidiary, Covenant Transport Solutions, Inc., to cover loads that do not meet our requirements.  With each interaction, we seek to enhance the value we bring to the customer relationship.

●
Rigorous Capital Allocation Process and Reduce Leverage. Our senior management annually ranks capital investment opportunities against available capital and debt reduction goals, and material investments must pass return on investment and capital investment committee approval processes. In addition, reducing our total leverage has been a primary strategic goal.  We believe our disciplined investment review has contributed to our improved results by allocating capital to more profitable business units and downsizing other units into greater profitability.

●
Risk Management—Assess and Mitigate. We consistently evaluate risk areas with significant volatility, as well as the costs and benefits associated with mitigating the volatility. Diesel fuel prices, insurance and claims cost, and used equipment prices are all areas where we identified significant risk and volatility for our business.  To manage these risks, we have employed fuel hedging contracts on a portion of our fuel usage not covered by customer fuel surcharges, lowered our self-insured accident liability retention, and expanded our ability to sell our used equipment to increase bargaining power with the tractor and trailer manufacturers.

●
Technology.  We purchase and deploy technology that we believe will allow us to operate more safely, securely, and efficiently.  Our information systems are integrated into a single platform that represents a multi-year investment to upgrade the hardware and software of our information systems.  This technology was purchased off the shelf, which minimizes our fixed cost investment, and enables us to stay current with the latest developments.

We believe the ongoing execution of our strategic plan has contributed to the substantial improvement in operating results and profitability we have generated over the past several years.

Recent Developments

We have experienced improvements in our operating results for the month of October 2014, which we expect to continue during the fourth quarter of 2014. For the fourth quarter to date, we are experiencing the following:

●
Demand is trending solidly above demand in the fourth quarter of 2013.  For the month of October 2014, total revenue increased 10.9%, average freight revenue per total mile increased 10.6%, average miles per tractor per week increased 9.0%, and average freight revenue per tractor per week increased 20.5%, in each case compared with October 2013. For the first twelve days of November, average freight revenue per tractor per week increased approximately 16.0% on a preliminary basis and before month-end adjustments.

●
Average seated truck count has increased sequentially by approximately 35 trucks for October 2014 compared with our average seated truck count for third quarter of 2014.  The average number of tractors in the fleet was 2,607 in October 2014 versus 2,748 in October 2013.

●
Fuel prices have been declining during the quarter.  However, approximately 27% of our expected fuel usage for the fourth quarter of 2014 is hedged at prices higher than the average fuel prices paid by us for the fourth quarter to date.  Accordingly, lower fuel prices are expected to have a limited impact on us.

As a result of the trends mentioned above, we expect earnings per diluted share for the fourth quarter of 2014 to be materially greater than earnings per diluted share for the fourth quarter of 2013.

The data presented above is preliminary in nature, has not been compiled or examined by our independent registered public accounting firm, and is subject to revision.  While we believe that such data accurately reflects our recent operations and results and such data has been prepared based on the most current information available to management, such data is nonetheless based in part on estimates and preliminary data that have not been verified. Actual results may vary, and such variations may be material.  Results for the period discussed above may not be indicative of results for the entire quarter.

Company Information

We are incorporated in Nevada.  Our principal executive offices are located at 400 Birmingham Highway, Chattanooga, Tennessee 37419, and our telephone number is (423) 821-1212.  Our website address is www.ctgcompanies.com. Information contained in our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained in our website as part of this prospectus. You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein when making an investment decision.

THE OFFERING

Issuer	Covenant Transportation Group, Inc.
Class A common stock offered by us	2,200,000 shares (2,530,000 shares if the underwriters exercise their option to purchase additional shares in full)
Underwriters’ option to purchase additional shares of Class A common stock from us	330,000 shares
Common stock to be outstanding after this offering: (1)
Class A common stock	14,818,078 shares (or 15,148,078 shares if the underwriters exercise their option to purchase additional shares in full)
Class B common stock	2,350,000 shares (2)
Total	17,168,078 shares (or 17,498,078 shares if the underwriters exercise their option to purchase additional shares in full)
Use of proceeds
We will use the estimated net proceeds from this offering of approximately $               million (or $                 million if the underwriters exercise their option to purchase additional shares in full) to repay equipment installment notes, to repay capital lease obligations for trailers, and to pay fees and expenses related to this offering. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

The NASDAQ Global Select Market Symbol	CVTI
Risk Factors
You should carefully consider all of the information set forth under the heading “Risk Factors” and all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

(1)       The number of shares to be outstanding after this offering is based on 14,968,078 shares of our Class A and Class B common stock outstanding as of September 30, 2014, before giving effect to this offering.  The number excludes 675,021 shares of our Class A common stock available for issuance under our 2006 Omnibus Incentive Plan and 726,576 non-vested restricted shares of our Class A common stock as of September 30, 2014.

(2)       All shares are held by David R. and Jacqueline F. Parker.  The Class B common stock is convertible into Class A common stock at any time and converts automatically if beneficially owned by anyone other than the Parkers and their children.  The Class B common stock has two votes per share but otherwise is substantially identical to the Class A common stock, which has one vote per share.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA
(in thousands, except per share data, operating data, and percentages)

Our summary historical financial data as of and for the years ended December 31, 2009, 2010, 2011, 2012, and 2013, under the captions “Statements of Operations Data,” “Other Financial and Operating Data,” and “Balance Sheet Data” are derived from our audited consolidated financial statements.  The consolidated financial statements were audited by KPMG LLP.  The summary historical financial data as of and for the periods ended September 30, 2013 and 2014, have been derived from our unaudited consolidated financial statements.  The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and our results of operation for these periods.  The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the consolidated financial statements and related notes thereto, appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the three months ended September 30, 2014, each of which is incorporated by reference into this prospectus supplement.

	Year Ended December 31,							Nine Months Ended September 30,
	2009		2010	2011		2012	2013	2013	2014
								(unaudited)
Statements of Operations Data:
Total revenue	$588,687		$649,749	$652,627		$674,254	$684,549	$508,061	$512,192
Operating (loss) income	(4,722)	(1)	26,008	(1,061)	(2)	23,209	20,394	11,517	14,995	(3)
Net (loss) income	$(25,030)	(1)	$3,289	$(14,267)	(2)	$6,065	$5,244	$1,905	$4,263	(3)
Basic (loss) income per share	$(1.77)	(1)	$0.23	$(0.97)	(2)	$0.41	$0.35	$0.13	$0.29	(3)
Diluted (loss) income per share	$(1.77)	(1)	$0.23	$(0.97)	(2)	$0.41	$0.35	$0.13	$0.28	(3)
Basic weighted average shares outstanding	14,124		14,374	14,689		14,742	14,837	14,827	14,935
Diluted weighted average shares outstanding	14,124		14,505	14,689		14,808	15,039	15,023	15,166

Other Financial and Operating Data:
Capital expenditures (proceeds), net (4)	$77,008		$84,677	$54,402		$(15,738)	$91,976	$44,500	$25,815
Average freight revenue per loaded mile (5)	$1.420		$1.445	$1.527		$1.627	$1.656	$1.628	$1.709
Average freight revenue per total mile (5)	$1.271		$1.307	$1.382		$1.466	$1.490	$1.466	$1.541
Average freight revenue per tractor per week (5)	$2,920		$3,137	$3,069		$3,320	$3,411	$3,354	$3,599
Average miles per tractor per period	119,836		125,178	115,775		118,103	119,375	89,385	91,052
Weighted average tractors for period	3,111		3,099	3,029		2,895	2,777	2,799	2,601
Team-driven tractors as percentage of fleet	29.7%		28.0%	27.3%		28.1%	29.2%	29.0%	31.3%

September 30, 2014
(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$17,234
Net property and equipment	31,664
Total assets	470,163
Long-term debt, including current maturities	205,573
Total stockholders’ equity	102,497

(1)	Includes an $11.5 million ($0.81 per share) non-cash loss on the sale of the investment in and note receivable from Transplace, Inc.
(2)	Includes an $11.5 million ($0.64 per share) non-cash impairment to write off the remaining goodwill associated with our truckload segment.
(3)	Includes a $7.5 million ($0.30 per share) reserve for an adverse judgment against a subsidiary in September 2014 stemming from a cargo loss in 2008.
(4)	Includes equipment purchased under capital leases.
(5)	Freight revenue is total revenue net of fuel surcharge revenue.

RISK FACTORS

An investment in our Class A common stock involves significant risks, including those described below. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our Class A common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you make an investment decision regarding the Class A common stock, you should carefully consider the risks and uncertainties described below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. The risks described below and in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, our financial condition, our results of operations, and the value of our Class A common stock.

Risks Relating to Our Business

Our business is subject to general economic and business factors affecting the trucking industry that are largely out of our control, any of which could have a materially adverse effect on our operating results.

The truckload industry is highly cyclical, and our business is dependent on a number of factors that may have a negative impact on our results of operations, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in transportation markets, such as:

●	recessionary economic cycles, such as the period from 2007 through 2009;

●	changes in customers’ inventory levels and in the availability of funding for their working capital;

●	excess tractor capacity in comparison with shipping demand; and

●	downturns in customers’ business cycles.

Economic conditions that decrease shipping demand or increase the supply of tractors and trailers can exert downward pressure on rates and equipment utilization, thereby decreasing asset productivity. The risks associated with these factors are heightened when the U.S. economy is weakened. Some of the principal risks during such times, which risks we experienced during prior recessionary times, are as follows:

●	we may experience a reduction in overall freight levels, which may impair our asset utilization;

●
certain of our customers may face credit issues and could experience cash flow problems that may lead to payment delays, increased credit risk, bankruptcies, and other financial hardships that could result in even lower freight demand and may require us to increase our allowance for doubtful accounts;

●	freight patterns may change as supply chains are redesigned, resulting in an imbalance between our capacity and our customers’ freight demand;

●
customers may bid out freight or select competitors that offer lower rates from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose freight; and

●	we may be forced to accept more freight from freight brokers, where freight rates are typically lower, or may be forced to incur more non-revenue miles to obtain loads.

We also are subject to potential increases in various costs and other events that are outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently.  Such cost increases include, but are not limited to, fuel and energy prices, taxes and interest rates, tolls, license and registration fees, insurance premiums, revenue equipment and related maintenance costs, and healthcare and other benefits for our employees.  We could be affected by strikes or other work stoppages at our service centers or at customer, port, border, or other shipping locations. Changing impacts of regulatory measures could impair our operating efficiency and productivity, decrease our revenues and profitability, and result in higher operating costs.  In addition, declines in the resale value of revenue equipment can also affect our profitability and cash flows. From time to time, various federal, state, or local taxes may also increase, including taxes on fuels. We cannot predict whether, or in what form, any such cost increase or event could occur. Any such cost increase or event could adversely affect our profitability.

In addition, we cannot predict future economic conditions, fuel price fluctuations, or how consumer confidence could be affected by actual or threatened armed conflicts or terrorist attacks, government efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements. Enhanced security measures could impair our operating efficiency and productivity and result in higher operating costs.

We may not be successful in achieving our strategic plan.

Our current strategic plan includes instilling an enterprise-wide culture, allocating our available capital toward business units we expect to generate acceptable returns, improving the career and experience of our professional drivers, offering our customers significant value in markets and sectors where we can make a difference, and effectively managing the risks associated with our business.  To this end, several of our initiatives include growing our expedited dry van and temperature-controlled teams, increasing the number of tractors and trailers allocated toward dedicated contract operations in targeted markets, effectively managing the attraction, development, and retention of qualified drivers, capitalizing on our enterprise management system including improving the performance at Southern Refrigerated Transport Inc. (“SRT”), our most recent (and final) subsidiary to implement this technology, and continuing to manage our exposures to fluctuations in fuel prices, claims, interest rates, used truck prices, and other potentially volatile expenses through a variety of hedging, insurance, contractual, and other methods.  Such initiatives will require time, management and financial resources, changes in our operations and sales functions, and monitoring and implementation of technology.  We may be unable to effectively and successfully implement, or achieve sustainable improvement from, our strategic plan and initiatives or achieve these objectives.  In addition, our operating margins could be adversely affected by future changes in and expansion of our business, including the expected expansion of expedited dry van and temperature-controlled teams. Further, our operating results may be negatively affected by a failure to further penetrate our existing customer base, cross-sell our services, pursue new customer opportunities, or manage the operations and expenses of new or growing services. There is no assurance that we will be successful in achieving our strategic plan and initiatives.  If we are unsuccessful in implementing our strategic plan and initiatives, our financial condition, results of operations, and cash flows could be adversely affected.

We operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability.

These factors include:

●
we compete with many other truckload carriers of varying sizes and, to a lesser extent, with less-than-truckload carriers, railroads, intermodal companies, and other transportation companies, many of which have more equipment and greater capital resources than we do;

●
many of our competitors periodically reduce their freight rates to gain business, especially during times of reduced growth rates in the economy, which may limit our ability to maintain or increase freight rates or maintain significant growth in our business;

●	many of our customers, including several in our top ten, are other transportation companies, and they may decide to transport their own freight;

●	many customers reduce the number of carriers they use by selecting “core carriers” as approved service providers, and in some instances we may not be selected;

●	many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress freight rates or result in the loss of some business to competitors;

●	the trend toward consolidation in the trucking industry may create other large carriers with greater financial resources and other competitive advantages relating to their size;

●	advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher freight rates to cover the cost of these investments; and

●	competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and freight rates.

We have a recent history of net losses and may be unsuccessful in improving our profitability.

We have generated a profit in only three of the last five years and our aggregate net losses during the five year period are significantly more than our aggregate net income.  We may not be able to sustain or increase profitability in the future.  Achieving profitability depends upon numerous factors, including our ability to effectively and successfully implement other strategic plans and initiatives, increase our average revenue per tractor, improve driver retention, and control expenses.  If we are unable to improve our profitability, then our liquidity, financial position, and results of operations may be adversely affected.

We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings.

Our future insurance and claims expense could reduce our earnings and make our earnings more volatile. We self-insure for a significant portion of our claims exposure and related expenses. We accrue amounts for liabilities based on our assessment of claims that arise and our insurance coverage for the periods in which the claims arise, and we evaluate and revise these accruals from time to time based on additional information. Due to our significant self-insured amounts, we have significant exposure to fluctuations in the number and severity of claims and the risk of being required to accrue or pay additional amounts if our estimates are revised or the claims ultimately prove to be more severe than originally assessed.  Historically, we have had to significantly adjust our reserves on several occasions, and future significant adjustments may occur.  For example, in the third quarter of 2014, there was an unfavorable judgment against one of our subsidiaries for a cargo claim and we had to record a significant additional reserve of $7.5 million for this claim.  Further, our self-insured retention levels could change and result in more volatility than in recent years.

We maintain insurance above the amounts for which we self-insure with licensed insurance carriers.  Although we believe our aggregate insurance limits are sufficient to cover reasonably expected claims, it is possible that one or more claims could exceed those limits.  If any claim was to exceed our coverage, we would bear the excess, in addition to our other self-insured amounts.  Our insurance and claims expense could increase, or we could find it necessary to again raise our self-insured retention or decrease our aggregate coverage limits when our policies are renewed or replaced.  Our operating results and financial condition may be adversely affected if these expenses increase, if we experience a claim in excess of our coverage limits, if we experience a claim for which we do not have coverage, if we experience an increase in number of claims, or if we have to increase our reserves.

Our auto liability insurance policy contains a provision under which we have the option, on a retroactive basis, to assume responsibility for the entire cost of covered claims during the policy period in exchange for a refund of a portion of the premiums we paid for the policy.  This is referred to as “commuting” the policy.  We have elected to commute policies in one of the past five years.  We have received approximately $3.5 million in policy premiums, net of additional reserves for claims commuted, in respect of commuting these policies.  In exchange, we have assumed the risk for all claims during the years for the policies commuted.  Our subsequent payouts for the claims assumed have been less than the refunds.  We expect the total refunds to exceed the total payouts; however, not all of the claims have been finally resolved and we cannot assure you of the result.  We may continue to commute policies for certain years in the future.  To the extent we do so, and one or more claims result in large payouts, we will not have insurance, and our financial condition, results of operation, and liquidity could be materially and adversely affected.

Our self-insurance for auto liability at one of our subsidiaries and our use of a captive insurance company could adversely impact our operations.

Covenant Transport, Inc. has been approved to self-insure for auto liability by the Federal Motor Carrier Safety Administration.  We believe this status, along with the use of a captive insurance company, allows us to post substantially lower aggregate letters of credit and restricted cash than we would be required to post without this status or the use of a captive insurance company.  Our wholly owned captive insurance subsidiary is a regulated insurance company through which we insure a portion of our auto liability claims in certain states. An increase in the number or severity of auto liability claims for which we self-insure through Covenant Transport, Inc. or insure through the captive insurance company or pressure in the insurance and reinsurance markets could adversely impact our earnings and results of operations.  Further, both arrangements increase the possibility that our expenses will be volatile.

To comply with certain state insurance regulatory requirements, cash and cash equivalents must be paid to our captive insurance subsidiary as capital investments and insurance premiums, which are restricted as collateral for anticipated losses. Significant future increases in the amount of collateral required by third-party insurance carriers and regulators would reduce our liquidity and could adversely affect our results of operations and capital resources.  Further, regulations applicable to the captive insurance subsidiary may increase our costs, limit our ability to change premiums, restrict our ability to access cash held by this subsidiary, and otherwise impede our ability to take actions we deem advisable.

Fluctuations in the price or availability of fuel, hedging activities, the volume and terms of diesel fuel purchase commitments, and surcharge collection and surcharge policies approved by customers may increase our costs of operation, which could materially and adversely affect our profitability.

Fuel is one of our largest operating expenses. Diesel fuel prices fluctuate greatly due to economic, political, weather, and other factors beyond our control, each of which may lead to an increase in the cost of fuel.  Fuel also is subject to regional pricing differences and often costs more on the West Coast, where we have significant operations.  Additionally, fuel pricing can be affected by the rising demand in developing countries and could be adversely impacted by the use of crude oil and oil reserves for other purposes and diminished drilling activity.  Such events may lead not only to increases in fuel prices, but also to fuel shortages and disruptions in the fuel supply chain.  Because our operations are dependent upon diesel fuel, significant diesel fuel cost increases, shortages, or supply disruptions could materially and adversely affect our results of operations and financial condition.

From time to time, we use hedging contracts and volume purchase arrangements to attempt to limit the effect of price fluctuations. We may be forced to make cash payments under the hedging arrangements.  In addition, in times of falling diesel fuel prices, including recently, our costs will not be reduced to the same extent they would have reduced if we had not entered into the hedging contracts.  Accordingly, in times of falling diesel fuel prices, our profitability may not increase to the extent it would have increased without the hedging contracts.

We use a fuel surcharge program to recapture a portion of the increases in fuel prices over a base rate negotiated with our customers. Our fuel surcharge program does not protect us against the full effect of increases in fuel prices.  The terms of each customer’s fuel surcharge program vary and certain customers have sought to modify the terms of their fuel surcharge programs to minimize recoverability for fuel price increases. A failure to improve our fuel price protection through these measures, increases in fuel prices, a shortage or rationing of diesel fuel, or significant payments under hedging arrangements, could materially and adversely affect our results of operations.

We depend on the proper functioning and availability of our information systems and a system failure or unavailability or an inability to effectively upgrade our information systems could cause a significant disruption to our business and have a materially adverse effect on our results of operation.

We depend on the proper functioning and availability of our information systems, including financial reporting and operating systems, in operating our business.  Our operating system is critical to understanding customer demands, accepting and planning loads, dispatching equipment and drivers, and billing and collecting for our services.  Our financial reporting system is critical to producing accurate and timely financial statements and analyzing business information to help us manage effectively. We recently finished implementing a multi-year project to upgrade the hardware and software of our information systems with respect to most of our subsidiaries.  We have experienced difficulties in converting portions of our operations, including inefficiencies resulting in a reduction in average miles per tractor and increased driver turnover.  While not as significant as experienced with Covenant Transport, Inc.’s system conversion in 2011, SRT’s conversion to the new system in early 2014 provided some of the aforementioned difficulties.

Our operations and those of our technology and communications service providers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, and other events beyond our control. Although we attempt to reduce the risk of disruption to our business operations should a disaster occur through redundant computer systems and networks and backup systems, there can be no assurance that such measures will be effective.  If any of our critical information systems fail or become otherwise unavailable, whether as a result of the upgrade project or otherwise, we would have to perform the functions manually, which could temporarily impact our ability to manage our fleet efficiently, to respond to customers’ requests effectively, to maintain billing and other records reliably, and to bill for services and prepare financial statements accurately or in a timely manner.  Our business interruption insurance may be inadequate to protect us in the event of an unforeseeable and extreme catastrophe. Any significant system failure, upgrade complication, security breach, or other system disruption could interrupt or delay our operations, damage our reputation, cause us to lose customers, or impact our ability to manage our operations and report our financial performance, any of which could have a materially adverse effect on our business.

Our Third Amended and Restated Credit Agreement (our “Credit Facility”) and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements.  A default could result in the acceleration of all or part of our outstanding indebtedness, which could have an adverse effect on our financial condition, liquidity, results of operations, and the market price of our Class A common stock.

We have a $95.0 million Credit Facility with a group of banks and numerous other financing arrangements.  Our Credit Facility contains certain restrictions and covenants relating to, among other things, dividends, liens, acquisitions and dispositions outside of the ordinary course of business, affiliate transactions, and a fixed charge coverage ratio, if availability is below a certain threshold. We have had difficulty meeting budgeted results and have had to request amendments or waivers in the past. If we are unable to meet budgeted results or otherwise comply with our Credit Facility, we may be unable to obtain amendments or waivers under our Credit Facility, or we may incur fees in doing so.

Certain other financing arrangements contain certain restrictions and non-financial covenants, in addition to those contained in our Credit Facility.  In addition, certain of our fuel hedging contracts are with lenders under our Credit Facility and could be terminated by such lenders if the Credit Facility is terminated or replaced.  If we fail to comply with any of our financing arrangement covenants, restrictions, and requirements, we will be in default under the relevant agreement, which could cause cross-defaults under our other financing arrangements.  In the event of any such default, if we failed to obtain replacement financing, amendments to, or waivers under the applicable financing arrangements, our lenders could cease making further advances, declare our debt to be immediately due and payable, fail to renew letters of credit, impose significant restrictions and requirements on our operations, institute foreclosure procedures against their collateral, or impose significant fees and transaction costs.  If acceleration occurs, economic conditions such as the recent credit market crisis may make it difficult or expensive to refinance the accelerated debt or we may have to issue equity securities, which would dilute stock ownership.  Even if new financing is made available to us, credit may not be available to us on acceptable terms.  A default under our financing arrangements could result in a materially adverse effect on our liquidity, financial condition, and results of operations.

Our substantial indebtedness and capital and operating lease obligations could adversely affect our ability to respond to changes in our industry or business.

As a result of our level of debt, capital leases, operating leases, and encumbered assets, we believe:

●	our vulnerability to adverse economic conditions and competitive pressures is heightened;

●	we will continue to be required to dedicate a substantial portion of our cash flows from operations to lease payments and repayment of debt, limiting the availability of cash for other purposes;

●	our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

●
our profitability is sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates, and future borrowings and lease financing arrangements will be affected by any such fluctuations;

●	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or other purposes may be limited; and

●	we may be required to issue additional equity securities to raise funds, which would dilute the ownership position of our stockholders.

Our financing obligations could negatively impact our future operations, our ability to satisfy our capital needs, or our ability to engage in other business activities. We also cannot assure you that additional financing will be available to us when required or, if available, will be on terms satisfactory to us.

We have significant ongoing capital requirements that could affect our profitability if we are unable to generate sufficient cash from operations and obtain financing on favorable terms.

The truckload industry is capital intensive, and our policy of operating newer equipment requires us to expend significant amounts annually.  We expect to pay for projected capital expenditures with cash flows from operations, borrowings under our Credit Facility, proceeds from the sale of our used revenue equipment, proceeds under other financing facilities, and leases of revenue equipment.  If we are unable to generate sufficient cash from operations and obtain financing on favorable terms in the future, we may have to limit our fleet size, enter into less favorable financing arrangements, or operate our revenue equipment for longer periods, any of which could have a materially adverse effect on our profitability.

We derive a significant portion of our revenue from our major customers, the loss of one or more of which could have a materially adverse effect on our business.

A significant portion of our revenue is generated from our major customers.  Our top five customers accounted for approximately 25%, 24%, and 31% of our total revenue in 2013, 2012, and 2011, respectively.  Generally, we do not have long-term contractual relationships with our major customers.  Accordingly, in response to economic conditions, supply and demand in our industry, our performance, our customers’ internal initiatives, or other factors, our customers may reduce or eliminate their use of our services, or threaten to do so to gain pricing or other concessions from us.

Economic conditions and capital markets may adversely affect our customers and their ability to remain solvent.  Our customers’ financial difficulties can negatively impact our results of operations and financial condition, especially if our customers were to delay or default on payments to us.  For some of our customers, we have entered into multi-year contracts, and the rates we charge may not remain advantageous.  A reduction in or termination of our services, by one or more of our major customers, could have a materially adverse effect on our business and operating results.

We depend on third-parties, particularly in our brokerage business, and service instability from these providers could increase our operating costs and reduce our ability to offer brokerage services, which could adversely affect our revenue, results of operations, and customer relationships.

Our brokerage business is dependent upon the services of third-party capacity providers, including other truckload carriers.  For this business, we do not own or control the transportation assets that deliver our customers’ freight, and we do not employ the people directly involved in delivering the freight.  This reliance could also cause delays in reporting certain events, including recognizing revenue and claims.  These third-party providers seek other freight opportunities and may require increased compensation in times of improved freight demand or tight trucking capacity.  Our inability to secure the services of these third-parties could significantly limit our ability to serve our customers on competitive terms.  Additionally, if we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers or provide our services on competitive terms, our operating results could be materially and adversely affected.  Our ability to secure sufficient equipment or other transportation services is affected by many risks beyond our control, including equipment shortages in the transportation industry, particularly among contracted truckload carriers, interruptions in service due to labor disputes, changes in regulations impacting transportation, and changes in transportation rates.

Increases in driver compensation or difficulty in attracting and retaining qualified drivers could adversely affect our profitability.

Like many truckload carriers, we experience substantial difficulty in attracting and retaining sufficient numbers of qualified drivers, including independent contractors. Our industry periodically experiences a shortage of qualified drivers, particularly during periods of economic expansion, in which alternative employment opportunities are more plentiful and freight demand increases, or during periods of economic downturns, in which unemployment benefits might be extended and financing is limited for independent contractors who seek to purchase equipment or for students who seek financial aid for driving school.  Regulatory requirements, including the Federal Motor Carrier Safety Administration’s (“FMCSA”) Compliance, Safety, Accountability program (“CSA”) and hours-of-service changes, and an improved economy could further reduce the number of eligible drivers or force us to increase driver compensation to attract and retain drivers.  We have seen evidence that stricter hours-of-service regulations adopted by the U.S. Department of Transportation (“DOT”) have tightened, and may continue to tighten, the market for eligible drivers.  A shortage of qualified drivers and intense competition for drivers from other trucking companies will create difficulties in maintaining or increasing the number of our drivers, including independent contractor drivers.  The compensation we offer our drivers and independent contractors is subject to market conditions, and we may find it necessary to increase driver and independent contractor compensation in future periods.  In addition, we and our industry suffer from a high turnover rate of drivers.  The high turnover rate requires us to continually recruit a substantial number of drivers in order to operate existing revenue equipment.  Our use of team-driven tractors in our expedited business requires two drivers per tractor, which further increases the number of drivers we must recruit and retain in comparison to operations that require one driver per tractor.  If we are unable to continue to attract and retain a sufficient number of drivers, we could be forced to, among other things, adjust our compensation packages, increase the number of our tractors without drivers, or operate with fewer trucks and face difficulty meeting shipper demands, any of which could adversely affect our growth and profitability.

If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business and results of operations could be adversely affected.

Tax and other regulatory authorities have asserted that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractor drivers as employees, including legislation to increase the recordkeeping requirements for those that engage independent contractor drivers and to heighten the penalties of companies who misclassify their employees and are found to have violated employees’ overtime and/or wage requirements.  Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice, extend the Fair Labor Standards Act to independent contractors, and impose notice requirements based upon employment or independent contractor status and fines for failure to comply.  Some states have put initiatives in place to increase their revenues from items such as unemployment, workers’ compensation, and income taxes, and a reclassification of independent contractor drivers as employees would help states with this initiative.  Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. Our classification of independent contractors has been the subject of audits by such authorities from time to time.  While we have been successful in continuing to classify our independent contractor drivers as independent contractors and not employees, we may be unsuccessful in defending that position in the future. If our independent contractor drivers are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

We operate in a highly regulated industry, and changes in existing regulations or violations of existing or future regulations could have a materially adverse effect on our operations and profitability.

We operate in the U.S. pursuant to operating authority granted by the DOT and in various Canadian provinces pursuant to operating authority granted by the Ministries of Transportation and Communications in such provinces.  We operate within Mexico by utilizing third-party carriers within that country.  Our company drivers and independent contractors also must comply with the safety and fitness regulations of the DOT, including those relating to drug and alcohol testing and hours-of-service. Such matters as weight and equipment dimensions also are subject to government regulations. We also may become subject to new or more restrictive regulations relating to exhaust emissions, drivers’ hours-of-service, ergonomics, on-board reporting of operations, collective bargaining, security at ports, and other matters affecting safety or operating methods.  Future laws and regulations may be more stringent and require changes in our operating practices, influence the demand for transportation services, or require us to incur significant additional costs.  Higher costs incurred by us or by our suppliers who pass the costs onto us through higher prices could adversely affect our results of operations.

CSA could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships.

Under CSA, drivers and fleets are evaluated and ranked based on certain safety-related standards.  The methodology for determining a carrier’s DOT safety rating has been expanded to include on-road safety performance of the carrier’s drivers.  As a result, certain current and potential drivers may no longer be eligible to drive for us, our fleet could be ranked poorly as compared to our peer carriers, and our safety rating could be adversely impacted.  We recruit and retain first-time drivers to be part of our fleet, and these drivers may have a higher likelihood of creating adverse safety events under CSA.  The occurrence of future deficiencies could affect driver recruitment by causing high-quality drivers to seek employment with other carriers or could cause our customers to direct their business away from us and to carriers with higher fleet safety rankings, either of which would adversely affect our results of operations.  Additionally, competition for drivers with favorable safety ratings may increase and thus could necessitate increases in driver-related compensation costs.  Further, we may incur greater than expected expenses in our attempts to improve our scores or as a result of those scores.

Certain of our subsidiaries have exceeded the established intervention thresholds in a number of the seven safety-related standards.  Based on these unfavorable ratings, we may be prioritized for an intervention action or roadside inspection, either of which could adversely affect our results of operations.  In addition, customers may be less likely to assign loads to us.  We have put new procedures in place in an attempt to address areas where we have exceeded the thresholds.  However, we cannot assure you these measures will be effective.

The FMCSA also is considering revisions to the existing rating system and the safety labels assigned to motor carriers evaluated by the DOT.  We currently have a satisfactory DOT rating, which is the highest available rating under the current safety rating scale.  If we were to receive a conditional or unsatisfactory DOT safety rating, it could adversely affect our business as customer contracts may require a satisfactory DOT safety rating, and a conditional or unsatisfactory rating could negatively impact or restrict our operations.

Increased prices, reduced productivity, and scarcity of financing for new revenue equipment may adversely affect our earnings and cash flows.

We are subject to risk with respect to higher prices for new tractors. Prices have increased and may continue to increase, due, in part, to government regulations applicable to newly manufactured tractors and diesel engines and due, in part, to the pricing discretion of equipment manufacturers. In addition, we have recently equipped our tractors with safety, aerodynamics, and other options that increase the price of the tractors.  More restrictive U.S. Environmental Protection Agency emissions standards have required vendors to introduce new engines.  Compliance with such regulations has increased the cost of our new tractors and could impair equipment productivity, lower fuel mileage, and increase our operating expenses. These adverse effects, combined with the uncertainty as to the reliability of the vehicles equipped with the newly designed diesel engines and the residual values realized from the disposition of these vehicles, could increase our costs or otherwise adversely affect our business or operations as the regulations become effective.

We have a combination of agreements and non-binding statements of indicative trade values covering the terms of trade-in commitments from our primary equipment vendors for disposal of a portion of our revenue equipment.  From time to time, prices we expect to receive under these arrangements may be higher than the prices we would receive in the open market.  We may suffer a financial loss upon disposition of our equipment if these vendors refuse or are unable to meet their financial obligations under these agreements, if we do not enter into definitive agreements consistent with the indicative trade values, if we fail to or are unable to enter into similar arrangements in the future, or if we do not purchase the number of replacement units from the vendors required for such trade-ins.

If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed.

We are highly dependent upon the services of the following key employees: David R. Parker, our Chairman of the Board, Chief Executive Officer, and President and Joey B. Hogan, our Senior Executive Vice President and Chief Operating Officer. We currently do not have employment agreements with Messrs. Parker or Hogan.  The loss of any of their services could negatively impact our operations and future profitability.  We must continue to develop and retain a core group of managers and attract, develop, and retain sufficient additional managers if we are to continue to improve our profitability and have appropriate succession planning for key management personnel.

We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy.

We made ten acquisitions between 1996 and 2006.  Accordingly, acquisitions have provided a substantial portion of our growth.  We may not have the financial capacity or be successful in identifying, negotiating, or consummating any future acquisitions.  If we fail to make any future acquisitions, our historical growth rate could be materially and adversely affected.  Any acquisitions we undertake could involve the dilutive issuance of equity securities and/or incurring indebtedness.  In addition, acquisitions involve numerous risks, including difficulties in assimilating or integrating the acquired company’s operations or assets into our business, the diversion of our management’s attention from other business concerns, risks of entering into markets in which we have had no or only limited direct experience, and the potential loss of customers, key employees, and drivers of the acquired company, all of which could have a materially adverse effect on our business and operating results.

Our 49% owned subsidiary, TEL, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results.

In May 2011, we acquired a 49% interest in TEL, a used equipment leasing company and reseller.  We account for our investment in TEL using the equity method of accounting.  TEL faces several risks similar to those we face and additional risks particular to its business and operations.  The ability to secure financing and market fluctuations in interest rates could impact TEL’s ability to grow its leasing business and its margins on leases. Adverse economic activity may restrict the number of used equipment buyers and their ability to pay prices for used equipment that we find acceptable. In addition, TEL’s leasing customers are typically small trucking companies without substantial financial resources, and TEL is subject to risk of loss should those customers be unable to make their lease payments.  Further, we believe the used equipment market will significantly impact TEL’s results of operations and such market has been volatile in the past.  There can be no assurance that TEL will experience gains on sale similar to those it has experienced in the past and it may incur losses on sale.  As regulations change, the market for used equipment may be impacted as such regulatory changes may make used equipment costly to upgrade to comply with such regulations or we may be forced to scrap equipment if such regulations eliminate the market for particular used equipment. Further, there is an overlap in providers of equipment financing to TEL and our wholly owned operations and those providers may consider the combined exposure and limit the amount of credit available to us.

Under the purchase agreement we entered into, we have an option to acquire 100% of TEL through May 2016.  If we exercise the option, our consolidated indebtedness would increase. If we fail to exercise the option, the counterparties have the right to purchase our 49% ownership at a defined price. Further, the other owners of TEL and we have discussed amending the option price formula (in each direction) to reflect changes in the business since inception of our investment. We expect any revision to result in an increase in the amount we would have to pay to exercise the option. There is no assurance that we will be able to agree on a revised formula or that TEL’s ownership incentives will not be changed as a result of this process.

Finally, we do not control TEL’s ownership or management.  Our investment in TEL is subject to the risk that TEL’s management and controlling members may make business, financial, or management decisions with which we do not agree or that the management or controlling members may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the value of our investment in TEL could decrease, and our financial condition, results of operations, and cash flow could suffer as a result.

We are exposed to risks related to our receivables factoring arrangements.

We engage in receivables factoring arrangements pursuant to which our clients, consisting of smaller trucking companies, factor their receivables to us for a fee to facilitate faster cash flow.  We advance 85% to 95% of each receivable factored and retain the remainder as collateral for collection issues that might arise.  The retained amounts are returned to the clients after the related receivable has been collected. We evaluate each client’s customer base and only factor specific receivables that meet predefined criteria.  These factored receivables are generally unsecured, except when personal guarantees are received.  While we have procedures to monitor and limit exposure to credit risk on these receivables, there can be no assurance such procedures will continue to effectively limit collection risk and avoid losses. We periodically assess the credit risk of our client’s customers and regularly monitor the timeliness of payments. Slowdowns, bankruptcies, or financial difficulties within the markets our clients serve may impair the financial condition of one or more of our client’s customers and may hinder such customers’ ability to pay the factored receivables on a timely basis or at all. If any of these difficulties are encountered, our cash flows and results of operations could be adversely impacted.

Our Chairman of the Board, Chief Executive Officer, and President and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders’ ability to influence the outcome of key transactions, including changes of control.

Our Chairman of the Board, Chief Executive Officer, and President, David Parker, and his wife, Jacqueline Parker, beneficially own or have voting and dispositive power over approximately 28.5% of our outstanding Class A common stock and 100% of our Class B common stock.  On all matters with respect to which our stockholders have a right to vote, including the election of directors, each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to two votes.  All outstanding shares of Class B common stock are owned by the Parkers and are convertible to Class A common stock on a share-for-share basis at the election of the Parkers or automatically upon transfer to someone outside of the Parker family.  This voting structure gives the Parkers approximately 47.3% of the voting power of all of our outstanding stock before this offering.  As such, the Parkers are able to substantially influence decisions requiring stockholder approval, including the election of our entire board of directors, the adoption or extension of anti-takeover provisions, mergers, and other business combinations.  This concentration of ownership could limit the price that some investors might be willing to pay for the Class A common stock, and could allow the Parkers to prevent or could discourage or delay a change of control, which other stockholders may favor.  The interests of the Parkers may conflict with the interests of other holders of Class A common stock, and they may take actions affecting us with which other stockholders disagree.

Seasonality and the impact of weather affect our operations and profitability.

Our tractor productivity decreases during the winter season because inclement weather impedes operations, and some customers reduce their shipments after the winter holiday season.  Our expedited operations, which is a growing part of our business, historically have experienced a greater reduction in first quarter demand than our other operations.  Revenue also can be affected by bad weather and holidays, since revenue is directly related to available working days of shippers.  At the same time, operating expenses increase due to declining fuel efficiency because of engine idling and higher fuel prices and due to harsh weather creating higher accident frequency, increased claims, and more equipment repairs.  We also could suffer short-term impacts from weather-related events such as hurricanes, blizzards, ice storms, and floods that could harm our results or make our results more volatile.  Weather and other seasonal events could adversely affect our operating results.

Risks Relating to this Offering and Ownership of Our Class A Common Stock

The market price of our Class A common stock has fluctuated substantially in the past and is likely to fluctuate again in the future.

The market price of our Class A common stock has historically varied greatly. For example, during the period beginning on January 1, 2012 through November 11, 2014, our Class A common stock has traded as high as $23.37 and as low as $2.84 per share. The current market price of our Class A common stock may not be indicative of future market prices. We expect that the market price of our Class A common stock will continue to fluctuate as a result of a variety of factors, many of which are beyond our control. Fluctuations may occur in response to the risk factors listed in this prospectus and for many other reasons, including:

●	actual or anticipated variations in earnings, financial or operating performance, or liquidity;

●	our financial performance or the performance of our competitors and similar companies;

●	the public’s reaction to our press releases, other public announcements, and filings with the Securities and Exchange Commission (the “Commission”);

●	changes in estimates of our performance or recommendations by securities analysts;

●	failure to meet securities analysts’ quarterly and annual projections;

●	the impact of new federal or state regulations;

●	changes in accounting standards, policies, guidance, interpretations, or principles;

●	the introduction of new services by us or our competitors;

●	the arrival or departure of key personnel;

●	acquisitions, strategic alliances, or joint ventures involving us or our competitors;

●	technological innovations or other trends in our industry;

●	news affecting our customers;

●	operating and stock performance of other companies deemed to be peers;

●	regulatory or labor conditions applicable to us, our industry, or the industries we serve;

●	market conditions in our industry, the industries we serve, the financial markets, and the economy as a whole;

●	changes in our capital structure; and

●	sales of our Class A common stock by us, our controlling stockholders, or members of our management team.

In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of a particular company. These broad market fluctuations may cause declines in the market price of our Class A common stock.

Volatility in the market price of our Class A common stock may make it difficult for you to resell shares of our Class A common stock when you want or at attractive prices. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs, including settlement costs or awards for legal damages, and could divert the time and attention of our management and other resources.

Sales of our common shares by the Parkers could cause the market price of our Class A common stock to decline or may dilute your ownership in us.

The Parkers beneficially own or have voting and dispositive power over approximately 28.5% of our outstanding Class A common stock and 100% of our Class B common stock.  All outstanding shares of Class B common stock are convertible to Class A common stock on a share-for-share basis at the election of the Parkers or automatically upon transfer to someone outside of the Parker family.  If the Parkers sell shares of our Class A or Class B common stock in the future, or there are sales of a substantial amount of our Class A common stock in the public market otherwise, the market price of our Class A common stock could decline. A perception among investors that these sales may occur could produce the same effect.

Our stock trading volume may not provide adequate liquidity for investors.

Although shares of our Class A common stock are traded on The NASDAQ Global Select Market, the average daily trading volume in our Class A common stock is less than that of many other transportation and logistics companies. A public trading market having the desired characteristics of depth, liquidity, and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the Class A common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the daily average trading volume of our Class A common stock, significant sales of the Class A common stock in a brief period of time, or the expectation of these sales, could cause a decline in the market price of our Class A common stock. Additionally, low trading volumes may limit your ability to sell your shares at or above the offering price.

Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our Class A common stock.

Our amended and restated articles of incorporation, our second amended and restated bylaws, and Nevada corporate law contain provisions that could delay, discourage, or prevent a change of control or changes in our board of directors or management that a stockholder might consider favorable. For example, our amended and restated articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences, and other terms thereof, including voting rights of those shares; our Class B common stock possesses disproportionate voting rights; and our second amended and restated bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the President, or a majority of the directors. These provisions will apply even if the change may be considered beneficial by some of our stockholders, and thereby negatively affect the price that investors might be willing to pay in the future for our Class A common stock. In addition, to the extent that these provisions discourage an acquisition of our company or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of our Class A common stock. See “Description of Capital Stock” in the prospectus accompanying this prospectus supplement for a description of these provisions.

We may issue shares of preferred stock with greater rights than our common stock.

Our amended and restated articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences, and other terms thereof, including voting rights of those shares. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights, or voting rights. If we issue preferred stock, it may adversely affect the market price of our Class A common stock.  Please read “Description of Capital Stock—Preferred Stock” in the prospectus accompanying this prospectus supplement.

There may be future dilution of our Class A common stock, which could adversely affect the market price of our Class A common stock.

We are not restricted from issuing additional shares of our common stock. In the future, we may issue shares of our Class A common stock in connection with future acquisitions, strategic transactions, offerings, or otherwise. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our Class A common stock. Any of these events may dilute your ownership interest in our company, reduce our earnings per share, and have an adverse effect on the price of our Class A common stock.

The registration statement on Form S-3 (File No. 333-198975), of which this prospectus supplement is a part, provides for the potential issuance of shares of our Class A common stock, preferred stock, debt securities, rights, and warrants up to an aggregate amount of $100.0 million. Following this offering, we can potentially issue up to approximately $49.3 million in such securities, based on an assumed offering price of $22.79 per share, which was the closing price of our Class A common stock on The NASDAQ Global Select Market on November 12, 2014.

We currently do not intend to pay dividends on our common stock, including our Class A common stock.

We do not expect to pay dividends on our Class A common stock in the foreseeable future.  In addition, our Credit Facility contains certain restrictions on our ability to pay dividends on our common stock.  Accordingly, the market price of our Class A common stock must appreciate in order to realize a gain on one’s investment.  This may not occur.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $     million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.  If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from this offering will be approximately $     million, after deducting the estimated underwriting discounts and commissions and estimated offering expense payable by us.

We intend to use all of the net proceeds to repay equipment installment notes (all of which are secured by our tractors and trailers), to repay capital lease obligations for trailers, and to pay fees and expenses related to this offering.  As of September 30, 2014, (i) these equipment installment notes had a weighted average interest rate of 4.75% and maturities ranging from December 2014 to March 2021 and (ii) these capital lease obligations for trailers had a weighted average effective interest rate of 7.61% and expiration dates ranging from October 2014 to October 2015.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2014:

●	on an actual basis; and

●
on an as adjusted basis, to give effect to (i) the completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares), and (ii) our application of the estimated net proceeds from this offering in the manner described in “Use of Proceeds.”

You should read this table in conjunction with the information set forth under “Summary — Summary Historical Financial and Operating Data” and “Use of Proceeds,” included elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$17,234		$17,234
Long-term debt and capital lease obligations, including current maturities and portion
Borrowings under Credit Facility	27		27
Revenue equipment installment notes	201,506
Real estate note	3,815		3,815
Other note payable	225		225
Principal portion of capital lease obligations	17,636
Total long-term debt and capital lease obligations, including current maturities and portion	$223,209	$
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 20,000,000 shares authorized; 13,469,090 shares issued and 12,618,078 shares outstanding, actual; 14,818,078 shares issued and outstanding, as adjusted	145
Class B common stock, par value $0.01 per share; 5,000,000 shares authorized; 2,350,000 shares issued and outstanding	24		24
Additional paid-in-capital	89,112
Treasury stock at cost; 851,012 shares, actual; zero shares, as adjusted	(11,725)		-
Accumulated other comprehensive loss	(2,379)		(2,379)
Retained earnings	$27,320		$27,320
Total stockholders’ equity	$102,497	$
Total capitalization	$308,472	$

The foregoing table excludes:

●	726,576 non-vested restricted shares of our Class A common stock as of September 30, 2014; and

●	675,021 additional shares of our Class A common stock reserved for future issuance under our 2006 Omnibus Incentive Plan.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is traded on The NASDAQ Global Select Market under the symbol “CVTI.”  The following table shows the reported high and low sales prices of our Class A common stock for the periods indicated, as reported on The NASDAQ Global Select Market.

Fiscal Period	High	Low
2014:
Fourth Quarter through November 12, 2014	$23.37	$15.63
Third Quarter	$19.30	$11.05
Second Quarter	$12.96	$8.88
First Quarter	$12.29	$7.85
2013:
Fourth Quarter	$8.30	$5.00
Third Quarter	$7.50	$4.85
Second Quarter	$6.30	$5.13
First Quarter	$6.55	$6.10
2012:
Fourth Quarter	$5.88	$4.25
Third Quarter	$6.00	$3.50
Second Quarter	$3.90	$2.92
First Quarter	$3.70	$2.84

The reported last sales price per share of our Class A common stock as quoted through The NASDAQ Global Select Market on November 12, 2014, was $22.79 per share. As of November 11, 2014, we had 12,635,878 shares of our Class A common stock outstanding. The number of stockholders of record on November 11, 2014, was 96; however, we estimate that we have a significantly greater number of stockholders because a substantial number of shares of our Class A common stock are held of record by brokers or dealers for their customers in street names.

DIVIDEND POLICY

We have never declared and paid a cash dividend on our Class A or Class B common stock.  It is the current intention of our board of directors to continue to retain earnings to finance our business and reduce our indebtedness rather than to pay dividends.  The payment of cash dividends is currently limited by our financing arrangements, including our Credit Facility.  Future payments of cash dividends will depend upon our financial condition, results of operations, capital commitments, restrictions under then-existing agreements, and other factors deemed relevant by our board of directors.

MATERIAL U.S. FEDERAL INCOME AND
ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

    The following is a summary of the material U.S. federal income tax and, to a limited extent, estate tax, considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below), that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income or estate taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal gift tax laws, any state, local or foreign tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):
●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

●	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or long-term residents of the United States; and

●
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Disposition of Class A common stock.” Any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate (and may be subject to “FATCA” withholding as described below). To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non- U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Gain on Disposition of Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

●
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our Class A common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we have been, and do not expect to become in the foreseeable future, a USRPHC for U.S. federal income tax purposes. Even if we were deemed a USRPHC, however, as long as our Class A common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock would be taxable on gain recognized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were deemed a USRPHC and our Class A common stock ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the relevant disposition occurred, all non-U.S. holders generally would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock, and a 10% withholding tax would apply to the gross proceeds from the sale of our Class A common stock by such non-U.S. holders.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

U.S. Federal Estate Tax

Our Class A common stock beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on (i) any dividends paid on our Class A common stock, and (ii) the gross proceeds from a disposition of our Class A common stock paid after December 31, 2016, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (a) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (b) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides identifying information regarding each direct and indirect substantial United States owner of the entity (generally by providing IRS Form W-8BEN- E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The rules under FATCA are new and complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL GIFT TAX LAWS AND ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND TAX TREATIES.

UNDERWRITING

We are offering shares of our Class A common stock through the underwriters named below.  Stephens Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, are acting as the representatives (the “Representatives”) of the underwriters named below and as joint book-running managers of this offering.  Subject to the terms and conditions set forth in an underwriting agreement among us and Stephens Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, as representatives of the several underwriters, each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to such underwriters, the number of shares of Class A common stock set forth opposite each underwriter’s name below:

Underwriters	Number of Shares
Stephens Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Avondale Partners, LLC
Cowen and Company, LLC
WR Securities, LLC
Total	2,200,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Class A common stock included in this offering are subject to various conditions, including there being no material change in our business, our delivery of customary closing documents to the underwriters, and approval of legal matters by counsel. The nature of the underwriters’ obligations commits each underwriter to purchase and pay for all of the shares of Class A common stock listed above next to such underwriter’s name if any such shares are purchased, other than those covered by the option to purchase additional shares described below. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, up to a total of 330,000 additional shares of our Class A common stock from us at the public offering price, less underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our Class A common stock in proportion to their respective commitments set forth in the table above.

Commissions and Expenses

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at that price less a concession not in excess of $         per share of Class A common stock to selected dealers, which may include the underwriters.  After this offering, the public offering price, concessions, and other selling terms may be changed by the underwriters.

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Pursuant to the terms of the underwriting agreement, we have agreed to reimburse the underwriters for certain expenses. The expenses of the offering that are payable by us are estimated to be $0.5 million (excluding underwriting discounts and commissions).

Indemnification of Underwriters

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and the Exchange Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

No Sale of Similar Securities

We have agreed that, for a period of 75 days from the date of this prospectus supplement (the “restricted period”), we will not, directly or indirectly, without the prior written consent of the Representatives:

●
offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our Class A common stock or securities convertible into or exchangeable for our Class A common stock, or sell or grant options, rights or warrants with respect to any shares of our Class A common stock or securities convertible into or exchangeable for our Class A common stock;

●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our Class A common stock;

●
file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our Class A common stock or securities convertible, exercisable, or exchangeable into our Class A common stock or any other securities of the Company; or

●	publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph will not apply to:
●	the sale of Class A common stock in this offering;

●
the issuance of Class A common stock upon exercise of options or warrants, settlement of restricted stock, or conversion of a security (including, without limitation, shares of our Class B common stock) outstanding on the date of this prospectus supplement and which is described in the prospectus;

●	the issuance of shares of Class A common stock, restricted stock, or options to purchase shares of Class A common stock pursuant to our equity plan described in the prospectus; or

●	the filing of a registration statement on Form S-8 or a successor form described in the prospectus pertaining to our employee benefit plans.

Additionally, our directors and officers have agreed that, without the prior written consent of the underwriters, they will not, during the restricted period:

●
offer, sell, contract to sell, pledge, lend, grant any option to purchase, make any short sale, or otherwise dispose of any shares of our Class A common stock or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of our Class A common stock, whether now owned or hereinafter acquired, owned directly (including holding as a custodian), or beneficially owned by the holder;

●
engage in any hedging or other transaction that is designed to result in, or that reasonably could be expected to lead to, a sale or disposition of any shares of our Class A common stock even if such shares would be disposed of by someone other than the holder; or

●	make any demand for, or exercise any right with respect to, the registration of their shares of our Class A common stock.

In the case of our directors and executive officers, the restrictions described in the immediately preceding paragraph applicable to such individuals will not apply to:

●
transfers of shares of our Class A common stock by the holder as a bona fide gift or gifts or by will, other testamentary document, or intestate succession to the legal representative, heir, beneficiary, or a member of the immediate family of the holder;

●
transfers of shares of our Class A common stock to any trust for the direct or indirect benefit of the holder or the immediate family of the holder so long as such transfers do not involve a disposition for value;

●
transfers of shares of our Class A common stock to an entity in which more than fifty percent of the voting interests are owned by the holder or the holder’s family members (as defined in Section A.1(a)(5) of the General Instructions S-8 under the Securities Act); or

●	the establishment of a contract, instruction, or plan under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) so long as no sales are made under the plan in violation of such restrictions.

For the transactions described in the immediately preceding paragraph to be exempt from the transfer restrictions applicable to our directors and executive officers, it is a condition that such transactions are not required to be reported with the Commission on Form 4 in accordance with Section 16 of the Exchange Act and no other public filing or report regarding such transaction will be required or will be voluntarily made during the restricted period.  Our executive officers and directors are also permitted to sell shares of our Class A common stock during the restricted period if such shares were purchased by them on the open market following the closing of this offering, but only if such sales are not required to be reported in any public report or filing with the Commission and the executive officer or director does not voluntarily effect any such filing.

The restricted period will be extended if (i) during the last 17 days of the restricted period we issue an earnings release or other press release of material information or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restricted period will continue until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless (1) at the expiration of the restricted period, the Class A common stock are “actively traded securities” (as defined in Regulation M under the Exchange Act) and (2) we meet the applicable requirements of paragraph (a)(1) of Rule 139 under the Securities Act in the manner contemplated by NASD Rule 2711(f)(4) of the FINRA Manual.

In addition to the abovementioned exceptions, on or after December 22, 2014, (i) R.H. Lovin, Jr., age 63, one of our executive officers, and William T. Alt, age 78, one of our directors, are each permitted to sell up to 20,000 shares of our Class A common stock pursuant to 10b5-1 Plans, and (ii) our executive officers and directors will be permitted to exercise options to purchase shares of our Class A common stock for cash or by transferring or forfeiting shares of our Class A common stock to the Company and will be permitted to transfer or forfeit to the Company the portion of shares of our Class A common stock acquired upon such exercise (or otherwise held by the officer or director) necessary to cover the tax liability resulting from any such exercise, provided the options exercised are scheduled to expire in 2015.

Except for transfers related to securities acquired in this offering, any transferee under the excepted transfers above must agree in writing, prior to the transfer, to be bound by the lock-up agreements.

The Representatives, on behalf of the underwriters may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release Class A common stock and other securities from lock-up agreements, the Representatives will consider, among other factors, our or the holder’s reasons for requesting the release, the number of shares of Class A common stock and other securities for which the release is being requested and market conditions at the time.

The NASDAQ Global Select Market Listing

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “CVTI.”

Passive Market-Making

In connection with this offering, the underwriters may engage in passive market-making transactions in the Class A common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of Class A common stock and extending through the completion of distribution.  A passive market-maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market-maker’s bid, that bid must be lowered when specified purchase limits are exceeded.  Passive market making may cause the market price of our Class A common stock to be higher than the market price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Short Sales, Stabilizing Transactions, and Penalty Bids

Until this offering is completed, rules of the Commission may limit the ability of the underwriters to bid for and purchase shares of our Class A common stock.  As an exception to these rules, the underwriters may engage in certain transactions that stabilize, maintain, or otherwise affect the market price of our Class A common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Commission.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. Naked short sales are any short sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the market price of our Class A common stock may be higher than the price that might otherwise exist in the open market.

Stabilizing transactions. The underwriters may make bids for, or purchases of shares of, our Class A common stock for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares of our Class A common stock in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the market price of our Class A common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the market price of the shares if it discourages resales of the shares.

The transactions above may occur on The NASDAQ Global Select Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the market price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of Class A common stock offered by this prospectus supplement to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Offering Restrictions

The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We have filed a Registration Statement on Form S-3 with the Commission regarding this offering.  This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information.  We file annual, quarterly, and special reports, proxy statements, and other information with the Commission.  The file number under the Exchange Act for our Commission filings is No. 0-24960.  You may read and copy materials that we have filed with the Commission, including the registration statement to which this prospectus supplement relates, at the Commission’s public reference room located at:

100 F Street, N.E.
Washington, D.C. 20549

Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Our Commission filings also are available to the public on the Commission’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically and our website at www.ctgcompanies.com.  The information contained on or accessible through our website is not incorporated by reference and should not be considered part of this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information.  We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (except as otherwise provided in the forms governing the documents we incorporate by reference, including, with respect to Current Reports on Form 8-K, any information furnished under Item 2.02 or Item 7.01 and related exhibits) until all of the shares of Class A common stock to which this prospectus supplement relates have been sold or this offering is otherwise terminated.  The documents we incorporate by reference are:

●	Our Annual Report on Form 10-K for the year ended December 31, 2013;

●	Our Current Report on Form 8-K filed with the Commission on April 9, 2014;

●	Our Quarterly report on Form 10-Q for the quarter ended March 31, 2014;

●	Our Current Report on Form 8-K filed with the Commission on May 28, 2014;

●	Our Current Report on Form 8-K filed with the Commission on June 24, 2014;

●	Our Quarterly report on Form 10-Q for the quarter ended June 30, 2014;

●	Our Current Report on Form 8-K filed with the Commission on September 2, 2014, disclosing information under Item 5.02 of Form 8-K;

●	Our Current Report on Form 8-K filed with the Commission on September 9, 2014;

●	Our Quarterly report on Form 10-Q for the quarter ended September 30, 2014; and

●
The description of our Class A common stock contained under the caption “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A filed September 30, 1994, which incorporates by reference information under the heading “Description of Capital Stock” in the prospectus dated October 28, 1994, included in our Registration Statement on Form S-1 (No. 33-82978, effective October 28, 1994), including any amendment or report filed for the purpose of updating such description.

    Any statements made in a document incorporated by reference into this prospectus supplement and the accompanying prospectus is deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement.  Any statement made in this prospectus supplement and the accompanying prospectus is deemed to be modified or superseded to the extent any statement in any subsequently filed document, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, modifies or supersedes such statement.

We will provide to each person, including any beneficial owners, to whom a prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, but not delivered with this prospectus supplement and the accompanying prospectus.  You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (423) 821-1212 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time: Richard B. Cribbs, Senior Vice President and Chief Financial Officer, Covenant Transportation Group, Inc., 400 Birmingham Highway, Chattanooga, Tennessee 37419.

We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus supplement and the accompanying prospectus.  You must not rely on any unauthorized information.  This prospectus and the accompanying prospectus do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Scudder Law Firm, P.C., L.L.O. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Dallas, Texas.

EXPERTS

The audited consolidated financial statements of Covenant Transportation Group, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The financial statements of TEL as of and for the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of Lattimore Black Morgan & Cain, PC, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

COVENANT TRANSPORTATION GROUP, INC.

Class A Common Stock
Preferred Stock
Debt Securities
Rights
Warrants

_____________________________

We may offer and sell any combination of the securities described in this prospectus on a delayed or continuous basis at indeterminate prices from time to time.  The maximum aggregate offering price that we may issue under this prospectus will not exceed $100,000,000.

We will provide the specific terms and offering price of the securities we offer in supplements to this prospectus to the extent those terms are not described in this prospectus or are different from the terms described in this prospectus.  The prospectus supplements also may add to, update, or change information contained in this prospectus.  In addition, we may supplement, update, or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

You should read this prospectus, the supplements to this prospectus, and any incorporated documents carefully before you invest in any of our securities.  This prospectus is not an offer to sell our securities and it is not soliciting an offer to buy our securities in any state where the offer or sale is not permitted.

We may offer our securities directly to investors, through agents, underwriters, or dealers on a delayed or continued basis.  Each prospectus supplement will provide the terms of the plan of distribution relating to our securities.

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “CVTI.”  Other than for shares of our Class A common stock, there is no market for the securities we may offer.
_____________________________

Investing in our securities involves a high degree of risk.  Before buying any of our securities, you should carefully consider the risk factors described in “Risk Factors” beginning on page 4 of this prospectus.
_____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________________

The date of this prospectus is November 13, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process.  Under this shelf process, we may from time to time sell our securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer.  Each time we sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update, or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION.”

You should rely only on the information contained or incorporated by reference into this prospectus, a prospectus supplement, free writing prospectus, or any amendment filed with the Commission.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus may be used only where it is legal to sell these securities.  We are offering to sell, and seeking offers to buy, only the securities covered by this prospectus, and only under the circumstances and in the jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities.  You should assume that the information appearing in this prospectus, any prospectus supplement, free writing prospectus, or amendment and the documents incorporated by reference is accurate only as of the date of this prospectus, any prospectus supplement, free writing prospectus, or amendment or the respective document incorporated by reference, as the case may be.  Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context requires otherwise, references in this prospectus to “Covenant,” “Covenant Transportation,” the “Company,” “we,” “us,” and “our” refer to Covenant Transportation Group, Inc. and its consolidated subsidiaries.

You should read carefully the entire prospectus, as well as the documents incorporated by reference into the prospectus, before making an investment decision.

i

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that may be important to you.  This prospectus provides you with a general description of the securities we may offer.  Each time we offer to sell securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and other terms of the securities being offered.  The prospectus supplement and the documents incorporated by reference herein also may add, update, or change information contained in this prospectus.  To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement, as well as the section entitled “Risk Factors” beginning on page 4 of this prospectus, before making a decision to invest in our securities.  Together, these documents will give the specific terms of the securities we may offer.  You should also read the documents we have incorporated by reference in this prospectus described above under “Where You Can Obtain Additional Information.”

Covenant Transportation Group

We are one of the nation's twenty largest truckload carriers based on 2013 revenue according to Transport Topics.  We generated approximately $684.5 million in total revenue and approximately $20.4 million in operating income in 2013.  At September 30, 2014, we operated approximately 2,599 tractors, including 189 owner-operator tractors, and 6,770 trailers.

We provide truckload transportation services throughout the continental United States, into and out of Mexico, and into and out of portions of Canada.  These services generally involve moving full trailer loads of freight from origin to destination without intermediate stops or handling.  In most of our truckload business, we transport freight over nonroutine routes, using equipment we own or lease or equipment owned by independent contractors for the pick-up and delivery of freight.  Our dedicated freight service offering provides similar transportation services, but does so pursuant to agreements whereby we make our equipment available to a specific customer for shipments over particular routes at specified times.  To complement our truckload operations, we provide freight brokerage services, which consist of arranging for another trucking company with available capacity to haul the load, while we retain a percentage of revenue.

We focus on targeted markets throughout the United States where we believe our service standards can provide a competitive advantage.  We are a major carrier for transportation companies such as freight forwarders, less-than-truckload carriers, and third-party logistics providers that require a high level of service to support their businesses, as well as for traditional truckload customers such as manufacturers, retailers, and food and beverage shippers.

We have one reportable segment, our asset-based truckload services (“Truckload”).  The Truckload segment consists of asset-based operating fleets that are aggregated because they have similar economic characteristics and meet the aggregation criteria.  The three operating fleets that comprise our Truckload segment are as follows: (i) Covenant Transport, Inc. (“Covenant Transport”), our historical flagship operation, which provides expedited long haul, dedicated, temperature-controlled, and regional solo-driver service; (ii) Southern Refrigerated Transport, Inc. (“SRT”), which provides primarily long haul and regional temperature-controlled service; and (iii) Star Transportation, Inc. (“Star”), which provides regional solo-driver and dedicated services, primarily in the southeastern United States.

In addition, our Covenant Transport Solutions, Inc. (“Solutions”) subsidiary has several service offerings ancillary to our Truckload operations, including: (i) freight brokerage service through freight brokerage agents who are paid a commission for the freight they provide; (ii) less-than-truckload consolidation services; and (iii) accounts receivable factoring.  These operations consist of several operating segments, which neither individually nor in the aggregate meet the quantitative or qualitative reporting thresholds.

Other Information

We were founded in 1986 as a provider of expedited long haul freight transportation, primarily using two-person driver teams in transcontinental lanes.  Since that time, we have grown from 25 tractors to over 2,500 tractors and expanded our services from predominantly long haul dry van to include refrigerated, dedicated, cross-border, regional, brokerage, and other offerings.  As of November 3, 2014, we had approximately 98 stockholders of record of our Class A common stock; however, we estimate that our actual number of stockholders is much higher because a substantial number of our shares are held of record by brokers or dealers for their customers in street names.

Our headquarters is located at 400 Birmingham Highway, Chattanooga, Tennessee 37419.  Our telephone number is (423) 821-1212.  Our website is located at www.ctgcompanies.com.  The information contained in or available through our website is not incorporated by reference into, and should not be considered part of, this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein by reference contain certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this prospectus, any prospectus supplement, and the documents incorporated herein by reference, the statements relating to the following, among others, are forward looking statements:

•	any projections of earnings, revenues, capital expenditures, sources or adequacy of capital and liquidity, or other financial items;

•	plans, strategies, and objectives of management for future operations, including proposed new services or developments, tractor and trailer count;

•	future economic conditions, trucking capacity, freight demand and volumes, rates, and prices;

•	future costs, such as driver compensation, equipment costs, fuel prices and hedging, taxes and other government impositions;

•	the impact of actual or proposed governmental regulation;

•	the value of leased equipment versus the present value of such lease obligations; and

•	improved customer service and enhanced decision making relating to enterprise management software.

All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them.  However, we cannot assure you that management’s expectations, beliefs, and projections will be achieved.  There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents incorporated herein by reference.  Such risks, uncertainties, and other important factors, which could cause our actual results to differ materially from those suggested by our forward-looking statements are set forth in our reports incorporated by reference into this prospectus and include, among other things, the following:

•
future recessionary economic cycles, downturns in customers’ business cycles, and inventory fluctuations, particularly in market segments and industries in which we have a significant concentration of customers;

•	any weakening in the credit markets or general economic conditions;

•	our ability to attract and retain qualified drivers and independent contractors;

•	independent contractors being deemed to be our employees;

•
regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the U.S. Department of Transportation Federal Motor Carrier Safety Administration’s Compliance Safety Accountability program (formerly “Comprehensive Safety Analysis 2010”), which implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating;

•
increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors, including the potential impact of more stringent federal leasing regulations from the U.S. Department of Transportation Federal Motor Carrier Safety Administration;

•
elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time (including with respect to the adverse judgment on the 2008 cargo claim announced in the third quarter of 2014), adverse changes in claims experience and loss development factors, or additional changes in management’s estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results;

•
changes in market conditions for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect;

•	increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally;

•	our ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements;

•	our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility;

•	excess tractor or trailer capacity in the trucking industry;

•	decreased demand for our services or loss of one or more of our major customers;

•	our ability to renew dedicated service offering contracts on the terms and schedule we expect;

•	strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities;

•
increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers;

•	the volume and terms of diesel purchase commitments and fuel price hedging contracts;

•	interest rates, fuel taxes, tolls, and license and registration fees;

•	seasonal factors such as harsh weather conditions that increase operating costs;

•	pricing and other competitive pressures, including from trucking, rail, and intermodal competitors;

•	the ability to reduce, or control increases in, operating costs;

•	the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations;

•
our ability to retain or replace key personnel and conflicts of interest related to ownership interests of our Chairman of the Board, Chief Executive Officer, and President, David Parker, and his wife, Jacqueline Parker;

•	uncertainties associated with our operations in Mexico;

•	potential failure in computer or communications systems; and

•	impairments of goodwill and other intangibles.

Readers should review and consider these factors along with the various disclosures by us in our press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

RISK FACTORS

An investment in our securities involves significant risks.  The trading price or value of our securities could decline due to any of these risks, and you may lose all or part of your investment.  Before you make an investment decision regarding the securities, you should carefully consider the risk factors described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, in any updates to those Risk Factors in our Quarterly Reports on Form 10-Q, and in other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as other information contained in or incorporated by reference into this prospectus or any prospectus supplement hereto before making a decision to invest in our securities.  See “WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION” and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” above.  The prospectus supplement applicable to each series of securities we may offer may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement.

USE OF PROCEEDS

To the extent we sell securities, we intend to use the net proceeds from such sales as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

We do not calculate a ratio of earnings to fixed charges and preferred stock dividends at this time because no shares of our preferred stock are issued and outstanding.  If we offer shares of preferred stock or debt securities under this prospectus we will, at that time, provide a ratio of earnings to fixed charges and preferred stock dividends in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of such methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including:

•	the name or names of any agents or underwriters;

•	the purchase price of such securities and the proceeds to us from such sale;

•	any underwriting discounts and other items constituting underwriters’ or agents’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, rights, and warrants that we may offer from time to time.  These summary descriptions are not meant to be complete descriptions of each security.  The particular terms of any security will be described in the accompanying prospectus supplement and other offering material.  The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

The description in the applicable prospectus supplement and other offering material of any securities we offer will not necessarily be complete and will be qualified in its entirety by reference to any applicable agreements, which will be filed with the Commission if we offer such securities.  For more information on how you can obtain copies of any applicable agreements if we offer our securities, see “Incorporation of Documents by Reference,” and “Where You Can Obtain Additional Information.”  We urge you to read any applicable agreements and the applicable prospectus supplement and any other offering material in their entirety.

When we use the terms “security” or “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.  When we use the terms “Board” or “Board of Directors” in this prospectus, we mean our board of directors, unless we say otherwise.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), our authorized capital stock consists of 20,000,000 shares of Class A common stock, par value one cent ($.01) per share, 5,000,000 shares of Class B common stock, par value one cent ($.01) per share, and 5,000,000 shares of preferred stock, the rights and preferences of which may be designated by the Board of Directors.  As of November 3, 2014, 13,469,090 shares of our Class A common stock were issued, 12,632,078 shares of our Class A common stock were outstanding, 2,350,000 shares of our Class B common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding.  The discussion below describes the most important terms of our capital stock, Articles of Incorporation, and our Second Amended and Restated Bylaws (the “Bylaws”).  Because it is only a summary, it does not contain all the information that may be important to you.  For a complete description, refer to our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our Report on Form 8-K, filed May 29, 2007, and Quarterly Report on Form 10-Q, filed May 13, 2011, respectively, and to the applicable provisions of the Nevada General Corporation Law (the “Nevada Statutes”).

Class A and Class B Common Stock

Our Class A common stock is listed on the NASDAQ Global Select Market, under the symbol “CVTI.”  Any additional Class A common stock we issue will also be listed on the NASDAQ Global Select Market.  Our Chairman of the Board, Chief Executive Officer, and President, David Parker, and his wife, Jacqueline Parker, beneficially own 100% of our Class B common stock.

Voting.   Holders of Class A common stock are entitled to one vote per share.  Holders of Class B common stock are entitled to two votes per share.  All actions submitted to a vote of stockholders are voted on by holders of Class A and Class B common stock voting together as a single class, except as otherwise required by law.  Holders of our common stock are not entitled to cumulative voting in the election of directors.  Because shares of Class B common stock are entitled to two votes per share, the holders of shares of Class B common stock are able to exert a greater degree of control over us (including, without limitation, with respect to the election of directors) than they otherwise would if such holders held an equivalent number of shares of Class A common stock.  As a result, the double-voting nature of our Class B common stock may have an effect of delaying, deferring, or preventing a change in control or other extraordinary corporate transaction involving us, including a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or a liquidation.  No shares of Class B common stock are being registered or offered for sale pursuant to this prospectus.

Conversion.   Class A common stock has no conversion rights.  A holder of Class B common stock may convert its Class B common stock into Class A common stock at any time at the ratio of one share of Class A common stock for each share of Class B common stock.  Class B common stock immediately and automatically converts into an equal number of shares of Class A common stock if any person other than David R. Parker, Jacqueline F. Parker, or certain members of their family (or trusts for the benefit of any of them or entities wholly owned by any of them), obtains beneficial ownership of such shares.

Dividends.   Holders of Class A common stock and Class B common stock are entitled to receive dividends payable in cash or property other than common stock on an equal basis, if and when such dividends are declared by the Board of Directors from funds legally available, subject to any preference in favor of outstanding preferred shares, if any.  In the case of any dividend payable in common stock, the holders of Class B common stock may receive Class A or Class B common stock shares, as determined by the Board of Directors when declaring such dividend.

We have never declared and paid a cash dividend on our Class A or Class B common stock.  It is the current intention of our Board of Directors to continue to retain earnings to finance our business and reduce our indebtedness rather than to pay dividends.

Liquidation.   In the event of liquidation, dissolution, or winding up, holders of Class A and Class B common stock share with each other on a ratable basis as a single class in our assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares on preferred stock, if any such stock is issued.

Other Terms.  In any merger, consolidation, reorganization, or other business combination, the consideration to be received per share by holders of Class A and Class B common stock must be identical, except that if, after such business combination David R. Parker, Jacqueline F. Parker, or certain members of their family (or trusts for the benefit of any of them or entities wholly owned by any of them) jointly own, more than one-third of the surviving entity, any securities received by them may differ to the extent that voting rights differ between Class A and Class B common stock.  Holders of Class A and Class B common stock are not entitled to preemptive rights and neither the Class A nor the Class B common stock is subject to redemption.

The rights, preferences, and privileges of holders of both classes of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares, which we may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized to issue shares of our preferred stock at any time, without stockholder approval.  It has the authority to determine all aspects of those shares, including the following:

•	the designation and number of shares;

•	the dividend rate and preferences, if any, which dividends on that series of preferred stock will have compared to any other class or series of our capital stock;

•	the voting rights, if any;

•	the conversion or exchange privileges, if any, applicable to that series;

•	the redemption price or prices and the other terms of redemption, if any, applicable to that series; and

•	any purchase, retirement, or sinking fund provisions applicable to that series.

Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Class A and Class B common stock or for other corporate purposes.  We have no agreements or understandings for the issuance of any shares of preferred stock.

Certain Provisions of our Articles of Incorporation and Bylaws

Provisions with Anti-Takeover Implications.  Certain provisions of the Articles of Incorporation and Bylaws deal with matters of corporate governance and the rights of stockholders.  Under the Articles of Incorporation, the Board of Directors may issue preferred shares and set the voting rights, preferences and other terms thereof, and the Class B common stock possesses disproportionate voting rights.  The Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the President, or a majority of the directors.  Such provisions, together with certain provisions of the Nevada Statutes (see “Description of Capital Stock — Nevada Anti-Takeover Statutes”), could be deemed to have an anti-takeover effect and discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interest).  Any such discouraging effect upon takeover attempts could potentially depress the market price of our securities or inhibit temporary fluctuations in the market price of our securities that could result from actual or rumored takeover attempts.

Indemnification of Directors, Officers, and Employees.  Under Section 78.7502(1) of the Nevada Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

In accordance with Section 78.7502(3) of the Nevada Statutes, our Articles of Incorporation provide for mandatory indemnification to the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of certain specified actions, suits, or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues, or matters, such that we are obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such defense.

Our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above.  This indemnity is subject to a case by case determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct.  The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion, or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.  Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee, or agent in defending a civil or criminal action, suit, or proceeding prior to the final disposition of such action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us.  Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent, whether or not we would have the power to indemnify him against liability under the Articles of Incorporation.

Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.  Our Bylaws provide that we shall indemnify our directors and officers to the maximum extent permitted by the Nevada Statutes.  Our Bylaws further provide that indemnification shall be provided unless it is determined by a court of competent jurisdiction that the indemnified party did not act in a manner he or she believed in good faith to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was lawful.  Finally, our Bylaws provide that expenses shall be advanced to an indemnified party upon written confirmation that he or she has not acted in a manner that would preclude indemnification and an undertaking to return any advances if it is ultimately determined by a court of competent jurisdiction that the party is not entitled to indemnification under the standard set forth in our Bylaws.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Nevada Anti-Takeover Statutes

Business Combinations Act

We are subject to Nevada’s anti-takeover law because we have not opted out of the provisions of Sections 78.411-78.444 of the Nevada Statutes under the terms of our Articles of Incorporation.  This law provides that specified persons who, together with affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder.  The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales, and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.  This provision may have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Class A common stock.

Control Shares Act

The Nevada Statutes provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3, or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares.  We may opt out of these statutes by amending our Bylaws either before or within ten days after the relevant acquisition of shares.  Presently, we have not opted out of these statutes under our Bylaws.  Our Bylaws provide that they may be repealed, altered or amended, or new bylaws may be adopted, by the affirmative vote of a majority of all of our directors, or by the affirmative vote of not less than a majority of the combined voting power of our outstanding capital stock.

No Cumulative Voting

The Nevada Statutes entitle companies’ articles of incorporation to provide stockholders the right to cumulate votes in the election of directors.  Our Articles of Incorporation expressly do not allow for cumulative voting for holders of either Class A common stock or Class B common stock.

Authorized but Unissued Capital Stock

The Nevada Statutes do not require stockholder approval for any issuance of authorized shares.  However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as our Class A common stock is listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances.  Authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms and provisions of the debt securities we may offer under this prospectus and one or more prospectus supplements.  When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement.  The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement.  The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

We may issue senior, senior subordinated, or subordinated, debt securities.  Senior securities will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated.  Senior subordinated securities will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other senior subordinated indebtedness.  Subordinated securities will be subordinated in right of payment to senior subordinated securities.

We need not issue all debt securities of one series at the same time.  Unless we provide otherwise, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We will issue the senior debt securities and senior subordinated debt securities under a senior indenture, which we will enter into with the trustee to be named in the senior indenture, and we will issue the subordinated debt securities under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture.  We use the term “indenture” or “indentures” to refer to both the senior indenture and the subordinated indenture.  Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and we may supplement the indenture from time to time.  Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.  The terms of the senior indenture and subordinated indenture will be substantially similar, except that the subordinated indenture will include provisions pertaining to the subordination of the subordinated debt securities and senior subordinated debt securities to the senior debt securities and any of our other senior securities.  The following statements relating to the debt securities and the indenture are summaries only, are subject to change, and are qualified in their entirety to the detailed provisions of the indenture, any supplemental indenture, and any prospectus supplements.

General

The debt securities will be our direct obligations.  We may issue debt securities from time to time and in one or more series as we may establish by resolution or as we may establish in one or more supplemental indentures.  The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series.  We may issue debt securities with terms different from those of debt securities that we previously issued.

We may issue debt securities from time to time and in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will set forth in a prospectus supplement relating to any series of debt securities being offered the initial offering price and the following terms of the debt securities:

•	the title of the debt securities;

•	the series designation and whether they are senior securities, senior subordinated securities, or subordinated securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate amount of the series of debt securities;

•
the price or prices (expressed as a percentage of the aggregate principal amount) at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon the maturity of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index, or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable, and any regular record date for the interest payable on any interest payment date;

•	the place where principal, interest, and any additional amounts will be payable and where the debt securities can be surrendered for transfer, exchange, or conversion;

•	the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our Class A common stock, preferred stock, or any other security or property;

•	if convertible, the initial conversion price, the conversion period, and any other terms governing such conversion;

•	any subordination provisions or limitations relating to the debt securities;

•	any sinking fund requirements;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•
the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	whether we will issue the debt securities in certificated or book-entry form;

•
whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	the designation of the currency, currencies, or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

•
if payments of principal of, and interest and any additional amounts on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, and interest and any additional amounts on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index, or financial index;

•	any applicability of the defeasance provisions described in this prospectus or any prospectus supplement;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities in respect of any tax, assessment, or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•
any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner, and place for them to be authenticated and delivered;

•	any securities exchange on which we will list the debt securities;

•	any restrictions on transfer, sale, or other assignment;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for or convertible into shares of our Class A common stock or other securities or property.  The terms, if any, on which the debt securities may be exchanged for or converted into shares of our Class A common stock or other securities or property will be set forth in the applicable prospectus supplement.  Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at our option, in which case the number of shares of Class A common stock or other securities or property to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities at less than the principal amount payable upon maturity.  We refer to these securities as “original issue discount securities.”  If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting, and other considerations applicable to original issue discount securities.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and interest and any additional amounts on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms, and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change in control.  You should review carefully the applicable prospectus supplement for information with respect to events of default and any covenants applicable to the debt securities being offered.

Payments and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and interest and any additional amounts on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder, or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.

Form, Transfer, and Exchange

Each debt security will be represented by either one or more global securities registered in the name of a depositary that will be named in the prospectus supplement or a nominee of the depositary (as a “book-entry debt security”), or a certificate issued in definitive registered form (as a “certificated debt security”), as described in the applicable prospectus supplement.  Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  Certificated debt securities may be transferred or exchanged by the holder at the trustee’s office or paying agencies in accordance with the terms of the indenture.  No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Certificated debt securities and the right to receive the principal of, and interest and any additional amounts on, certificated debt securities may be transferred only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder, or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.  Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants.

Except as described in this prospectus or any applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities, and will not be considered the owners or holders of those securities under the indenture.  Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee, and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and interest and any additional amounts on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security.  We, the trustee, and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee.  We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

No Protection in the Event of a Change in Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming, or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Merger, Consolidation, and Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, we may not merge with or into or consolidate with, or convey, transfer, or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into or convey, transfer, or lease its properties and assets substantially as an entirety to us, unless the following applies:

•
either (a) we are the surviving entity or (b) the successor person is a corporation, partnership, trust, or other entity organized and validly existing under the laws of any United States domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•
immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions that may be set forth in the applicable prospectus supplement are met.

This covenant would not apply to any recapitalization transaction, a change in control of us, or a transaction in which we incur a large amount of additional debt unless the transactions or change in control included a merger, consolidation, or transfer or lease of substantially all of our assets.  Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indenture providing for a “put” right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change in control of us, or a transaction in which we incur a large amount of additional debt.

Events of Default Under the Indenture

Unless we provide otherwise in the applicable prospectus supplement, an “event of default” will mean, with respect to any series of debt securities, any of the following:

•
we default in the payment of interest on any security of that series or any coupon appertaining thereto or any additional amount payable with respect to any security of that series when the same becomes due and payable and such default continues for a period of 30 days;

•
we default in the payment of the principal of or any premium on any security of that series when the same becomes due and payable at its maturity or on redemption or otherwise, or in the payment of a mandatory sinking fund payment when and as due by the terms of the securities of that series, and in each case such default continues for a period of 10 days;

•
we default in the performance of, or breach, any covenant or warranty in the indenture with respect to any security of that series (other than a covenant or warranty default in whose performance or whose breach is specifically dealt with elsewhere in this Section) and such default or breach continues for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

•
we, pursuant to or within the meaning of any bankruptcy law, (A) commence a voluntary case, (B) consent to the entry of an order for relief against it in an involuntary case, (C) consent to the appointment of a custodian of it or for all or substantially all of its property, or (D) make a general assignment for the benefit of its creditors;

•
a court of competent jurisdiction enters an order or decree under any bankruptcy law that (A) is for relief against us in an involuntary case, (B) appoints a custodian for us or all or substantially all of our property, or (C) orders the liquidation of us; and the order or decree remains unstayed and in effect for 90 days; or

•
any other event of default provided with respect to debt securities of that series that is included in any supplemental indenture or is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency, or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.  An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness.  In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency, or reorganization), then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series.  In the case of an event of default resulting from certain events of bankruptcy, insolvency, or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities.

At any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and annul its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived except nonpayment of principal (or such lesser amount) or interest that has become due solely because of the acceleration.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except a default involving the following:

•	our failure to pay the principal of, and interest and any additional amounts on, any debt security; or

•	a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default.

The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to a responsible officer of the trustee unless the default has been cured or waived.  The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any holder of any such outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability, or expense.  Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.  The trustee may, however, refuse to exercise any discretion that conflicts with the indenture or any law or which may be unduly prejudicial to the holders of the debt securities of the applicable series not joining in the discretion.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•
the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, except as provided in the subordination provisions, if any, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest or additional amounts on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will require us, within 120 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture, or, in the event of noncompliance, specify the noncompliance, and the nature and status of the noncompliance.

Modification of Indenture and Waiver

Unless we provide otherwise in the applicable prospectus supplement, and except as specified below, modifications and amendments to the indenture will require the approval of not less than a majority in principal amount of our outstanding debt securities.

Changes Requiring the Unanimous Approval.  We and the trustee will not be permitted to make any modification or amendment to the indenture without the consent of the holder of each affected debt security then outstanding if that amendment will have any of the following results:

•	reduce the rate of or extend the time for payment of interest, including default interest, on any debt security;

•
reduce the principal of or any additional amounts on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•
waive a default in the payment of the principal of, and interest or any additional amounts on, any debt security, except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration;

•	make the principal of, or interest or any additional amounts on, any debt security payable in currency other than that stated in the debt security;

•	change the place of payment on a debt security;

•	change the currency or currencies of payment of the principal of, and any premium, make-whole payment, interest, or additional amounts on, any debt security;

•	impair the right to initiate suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture, to waive compliance with certain provisions of an indenture, or to waive certain defaults;

•
reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

•
make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security;

•	waive a redemption payment with respect to any debt security; or

•
make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and interest and any additional amount on, those debt securities, the right of holders to institute suit for the enforcement of any payment, or the right of holders to waive past defaults.

Changes Not Requiring Approval of Debt Holders.  We and the trustee will be permitted to modify or amend an indenture, without the consent of any holder of debt securities, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•
to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•
to add, change, or eliminate any provisions of the indenture, provided that any addition, change, or elimination (a) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any debt security with respect to such provision, or (b) shall become effective only when there are no outstanding debt securities;

•	to establish additional series of debt securities;

•	to secure previously unsecured debt securities;

•
to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our Class A common stock, preferred stock, or other securities or property;

•	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

•
to cure any ambiguity, defect, or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture;

•
to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

A vote by holders of debt securities will not be required for clarifications and certain other changes that would not adversely affect holders of the debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.  Unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series; to replace stolen, lost, or mutilated debt securities of the series; and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents).  We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay and discharge each installment of principal, interest, and any additional amounts on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit, defeasance, and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred.

Defeasance of Certain Covenants.  Unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with the restrictive covenants contained in the indenture, as well as any additional covenants contained in the applicable prospectus supplement.  The conditions include, among others, the following:

•
depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal, interest, and any additional amounts on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•
delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

If we exercise our option, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default.  However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•
direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•
obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Subordination

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours.  The terms will include a description of the following:

•	the indebtedness ranking senior to the debt securities being offered;

•	any restrictions on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	any restrictions on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Conversion and Exchange Rights

The terms on which debt securities of any series may be convertible into or exchangeable for our Class A common stock, preferred stock, or other of our securities or property will be described in the applicable prospectus supplement.  These terms will include the following:

•	the conversion or exchange price, or the manner of calculating the price;

•	the exchange or conversion period;

•	whether the conversion or exchange is mandatory, or voluntary at the option of the holder, or at our option;

•	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

•	the means of calculating the number of shares of our Class A common stock, preferred stock, or other of our securities or property to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our Class A common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations, or similar transactions, as set forth in the applicable prospectus supplement.

Redemption of Debt Securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement.  Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

If less than all the debt securities of any series are to be redeemed or purchased in an offer to purchase at any time, the trustee will select the debt securities of that series to be redeemed or purchased as follows: (1) if the securities of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the debt securities of that series are listed, or (2) if the debt securities of that series are not listed on a national securities exchange, on a pro rata basis, by lot, or by such other method as the trustee deems fair and appropriate.

Except as otherwise provided as to any particular series of debt securities, at least 30 days but not more than 60 days before a redemption date, we or the trustee will mail a notice of redemption to each holder whose debt securities are to be redeemed.  From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the state specified in the applicable prospectus supplement, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF RIGHTS

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our stockholders.  Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights.  In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering.  Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement.  The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the stockholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. federal income tax considerations.  To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the right to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement.  Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.  After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement.  Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights.  If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series for the purchase of our Class A common stock or preferred stock or any combination of those securities.  Warrants may be issued independently or together with any shares of Class A common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from Class A common stock or preferred stock.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants.  The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.  The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue.  The applicable prospectus supplement will describe the specific terms of any issuance of warrants.  The terms of any warrants we offer may differ from the terms described in this prospectus.  As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement.  Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms.  If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•
the number of shares of Class A common stock purchasable upon exercise of the warrants to purchase Class A common stock and the price at which such shares of Class A common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related Class A common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement.  Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of Class A common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares Class A common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants.  Each warrant will entitle the holder to purchase a number of shares of Class A common stock or preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants.  Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants.  After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void.  Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of Class A common stock or preferred stock purchasable upon such exercise.  The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants.  Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Class A common stock or preferred stock purchasable upon such exercise.  If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

LEGAL MATTERS

Scudder Law Firm, P.C., L.L.O., Lincoln, Nebraska, has provided an opinion for us regarding certain matters with respect to the validity of the securities offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Covenant Transportation Group, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The financial statements of Transport Enterprise Leasing, LLC as of and for the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of Lattimore Black Morgan & Cain, PC, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission.  The file number under the Securities Exchange Act of 1934 for our Commission filings is No. 0-24960.  You may read and copy materials that we have filed with the Commission, including the registration statement of which this prospectus is a part, at the Commission’s public reference room located at:

100 F Street, N.E.
Washington, D.C. 20549

Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  Our Commission filings also are available to the public on the Commission’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically and our website at www.ctgcompanies.com.  The information contained on our website is not incorporated by reference and should not be considered part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information.  We incorporate by reference into this prospectus the documents and information we filed with the Commission that are identified below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (except as otherwise provided in the forms governing the documents we incorporate by reference, including, with respect to Current Reports on Form 8-K, any information furnished under Item 2.02 or Item 7.01 and related exhibits) until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated.  The documents we incorporate by reference are:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2013;

(ii)	Our Current Report on Form 8-K filed with the Commission on April, 9, 2014;

(iii)	Our Quarterly report on Form 10-Q for the quarter ended March 31, 2014;

(iv)	Our Current Report on Form 8-K filed with the Commission on May 28, 2014;

(v)	Our Current Report on Form 8-K filed with the Commission on June 24, 2014;

(vi)	Our Quarterly report on Form 10-Q for the quarter ended June 30, 2014;

(vii)	Our Current Report on Form 8-K filed with the Commission on September 2, 2014, disclosing information under Item 5.02 of Form 8-K;

(viii)	Our Current Report on Form 8-K filed with the Commission on September 9, 2014; and

(ix)
The description of our Class A common stock contained under the caption “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A filed September 30, 1994, which incorporates by reference information under the heading “Description of Capital Stock” in the prospectus dated October 28, 1994, included in our Registration Statement on Form S-1 (No. 33-82978, effective October 28, 1994), including any amendment or report filed for the purpose of updating such description.

Any statements made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies, or supersedes the statement.  Any statement made in this prospectus is deemed to be modified or superseded to the extent any statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies, or supersedes such statement.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with the prospectus.  You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (423) 821-1212 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time: Richard B. Cribbs, Senior Vice President and Chief Financial Officer, Covenant Transportation Group, Inc., 400 Birmingham Highway, Chattanooga, Tennessee 37419.

We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.